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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                   FORM 8-A/A
                                (Amendment No. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          INTERSTATE HOTELS CORPORATION
                          -----------------------------
             (Exact Name of Registrant as Specified in Its Charter)


             Maryland                                   75-2767215
----------------------------------------    ------------------------------------
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

      Foster Plaza Ten, 680 Andersen Drive, Pittsburgh, Pennsylvania 15220
      --------------------------------------------------------------------
                    (Address of Principal Executive Offices)

If this form relates to the                If this form relates to the
registration of a class of securities      registration of a class of securities
pursuant to Section 12(b) of the           pursuant to Section 12(g) of the
Exchange Act and is effective              Exchange Act and is effective
pursuant to General Instruction            pursuant to General Instruction
A.(c), please check the following          A.(d), please check the following
box. [X]                                   box. [ ]


Securities Act registration statement file number to which this form relates: _________________
          (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

      Title of Each Class                Name of Each Exchange on Which
      to be so Registered                Each Class is to be Registered
      -------------------                ------------------------------


  Series A Junior Participating Cumulative Preferred    Nasdaq Small Cap Market
  --------------------------------------------------    -----------------------

Securities to be registered pursuant to Section 12(g) of the Act:  None

_______________________________________________________________________________
                                (Title of class)



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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

             In August, 2000, the Board of Directors of Interstate Hotels Corporation (the "Company") approved Amendment No. 1, effective as of August 31, 2000 (the "Amendment"), to the Rights Agreement, dated as of July 8, 1999 (the "Rights Agreement"), between the Company and American Stock Transfer and Trust Company (the "Rights Agent"). The Amendment made certain provisions of the Rights Agreement inapplicable to the transactions contemplated by the Securities Purchase Agreement, dated as of August 31, 2000, by and among the Company and CGLH Partners I LP and CGLH Partners II LP, to ensure that the transactions contemplated thereunder, including the conversion of the Company's 8.75% Subordinated Convertible Notes and the Series B Convertible Preferred Stock, par value $.01 per share, into Class A Common Stock, will not result in a distribution of separate rights certificates or the occurrence of a distribution date under the Rights Agreement.

             The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which has been filed as an exhibit hereto and incorporated herein by reference. Copies of the Rights Agreement, and the related Summary of Rights, which is attached as Exhibit C to the Rights Agreement, are available free of charge from the Company.


ITEM 2. EXHIBITS.

 Number     Description
 ------     -----------

  4.1 Amendment No. 1, effective as of August 31, 2000, to the Rights Agreement, dated as of July 8, 2000, between the Company and American Stock Transfer Trust Company




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                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        INTERSTATE HOTELS CORPORATION



                                        By: /s/ J. William Richardson
                                           -------------------------------------
                                           Name:  J. William Richardson
                                           Title: Vice Chairman and
                                                  Chief Financial Officer

Date: September 6, 2000



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                                  EXHIBIT INDEX


Number      Description
------      -----------

 4.1 Amendment No.1, effective as of August 31, 2000, to the Rights Agreement, dated as of July 8, 1999, between the Company and American Stock Transfer and Trust Company.